American Eagle Energy Announces $4.0 Million Private Equity Placement

LITTLETON, CO, January 8, 2013 /PRNewswire/ -- American Eagle Energy Corporation (OTCQX: AMZG; “American Eagle” or the “Company”) is pleased to announce the sale of 4,000,000 shares of its restricted common stock to Power Energy Holdings LLC. The purchase price was $1.00 per share and the transaction closed on January 4, 2013. The per-share sale price represents an approximate 22% premium to the December 31, 2012 closing price of American Eagle’s common stock.

In two other separate agreements, American Eagle granted options to Power Energy Partners LP, an affiliate of Power Energy Holdings LLC, to purchase 10% of either or both of the two Spyglass Property acquisitions, one of which was announced on January 3 and the other of which was announced yesterday. Each option expires on March 29, 2013, and each contains the same pricing and proportionate ownership terms and conditions of the acquisitions to which the Company is subject. If Power Energy Partners exercises each option, American Eagle will retain 90% of the assets that it acquired on December 28, 2012 (and announced on January 3, 2013), and 45% of the total assets acquired on January 4, 2013 (and announced yesterday), with the remainder being owned by the Company’s Spyglass Property area non-operating joint venture partner, who acquired that 45% interest in the January 4, 2013, transaction.

“I am delighted that Power Energy has invested directly into American Eagle, especially at a price that represents a premium to the market. Their actions both strengthen our balance sheet and underscore management’s belief that our stock has been undervalued for a significant period of time,” stated Brad Colby, American Eagle’s President. Colby continued, “We are also pleased that Power Energy’s acceptance of the 10% acquisition options reinforces our valuation of the two recently announced acquisitions in a group of derisked properties.”

The shares of common stock have not been registered under the Securities Act of 1933. Accordingly, they may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock. The private placement was made by American Eagle without a selling agent and the opportunity to participate in the private placement was available only to Power Energy Holdings, an accredited investor. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About American Eagle Energy Corporation:

American Eagle Energy Corporation is engaged in the exploration and production of petroleum and natural gas in North America. Currently, American Eagle is focused primarily on exploiting unconventional resource plays within the Bakken and Three Forks formations. The Company operated under the name Eternal Energy Corp. until December 2011 when it changed its name to American Eagle Energy Corporation upon its acquisition of American Eagle Energy Inc., another oil and gas company engaged in a similar business with which the Company shared certain properties and prospects.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of American Eagle Energy Corporation.

These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions. Persons are encouraged to read American Eagle Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2012, all as filed with the Securities and Exchange Commission for meaningful cautionary language in respect of forward-looking statements in this press release. Interested persons are able to obtain free copies of filings containing information about the Company at the SEC’s internet site (http://www.sec.gov). American Eagle Energy Corporation does not assume any obligation to update any of these forward-looking statements.

CONTACT:	Brad Colby, President

American Eagle Energy Corporation

(303) 798-5235